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                                                                      Exhibit 11

                        NATIONAL SERVICE INDUSTRIES, INC.

              COMPUTATIONS OF NET INCOME PER SHARE OF COMMON STOCK
                      (In thousands, except per-share data)


                                                        THREE MONTHS ENDED
                                                            NOVEMBER 30
                                                   1997                   1996
Primary:
Weighted Average Number of Shares Outstanding
(determined on a monthly basis)                   43,600                 45,957

Net Income                                       $26,668                $24,834

Primary Earnings per Share                          $.61                   $.54


Fully Diluted:

Weighted Average Number of Shares Outstanding     43,600                 45,957

Additional Shares Assuming Exercise of Options:
      Options exercised                            1,853                  1,204
      Treasury stock purchased with proceeds      (1,343)                  (947)

Average Common Shares Outstanding (as adjusted)   44,110                 46,214

Net Income                                       $26,668                $24,834

Fully Diluted Earnings per Share                    $.60                   $.54